                                                                    EXHIBIT 11.1


                             BUSINESS RESOURCE GROUP
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                  Three Months Ended                Three Months Ended
                                                      July 31,                            July 31,
                                              -------------------------          ------------------------
                                               1997              1996             1997              1996
                                              -------           -------          -------          -------
PRIMARY

Net income / (loss)                           $(1,001)          $   419          $    42          $ 1,353
                                              =======           =======          =======          =======

Weighted average shares outstanding-
     Common shares                              4,904             4,914            4,894            4,864

Common equivalent shares -
     Stock options                               --                --               --               --
                                              -------           -------          -------          -------
Total common stock and common
     stock equivalents                          4,904             4,914            4,894            4,864
                                              =======           =======          =======          =======

Net income per common and
     common share equivalent                  $ (0.20)          $  0.09          $  0.01          $  0.28
                                              =======           =======          =======          =======














                                       14